Exhibit 99.1

Jamba, Inc. Announces Third Quarter 2016 Financial Results

Updates 2016 guidance, Offers preliminary 2017 outlook, and
Shares progress on business transformation

FRISCO, Texas, November 4, 2016 -- Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the third quarter ended September 27, 2016.

Financial Highlights

•	Total revenue decreased 37.9% to $22.1 million from $35.5 million for the prior year, primarily due to the reduction in the number of Company stores as part of the Company’s refranchising strategy.

•	Company-owned comparable store sales(1) decreased 0.8%. Franchise-operated comparable store sales(1) decreased 1.1%. System-wide comparable store sales (1) decreased 1.1%.

•	System-wide comparable stores(1) sales and transactions exceeded the Knapp-Track Fast Casual benchmark by approximately 170 and 70 basis points, respectively.

•	20 system-wide stores opened and 9 system-wide stores closed, resulting in 11 openings net of closures (2).

•	Domestic system-wide sales(3) are $132.9 million versus $132.9 million in the prior year period. Blended royalty rate(4) is 5.1% versus 4.9% for the prior year period.

•	General and administrative expenses for the quarter increased 7.7% to $9.7 million compared with $9.0 million for the prior year period primarily due to transition costs and non-recurring expenses in 2016 of $4.4 million. Non-GAAP adjusted general and administrative expense(5) for the quarter was $5.3 million compared with $7.3 million for the prior year period. The decline in Non-GAAP adjusted general and administrative expense(5) is primarily attributed to the company’s transition to a franchise focused business model and the reduced overhead support necessary to operate the business.

•	GAAP Net Loss attributable to Jamba, Inc. was $(2.0) million or $(0.13) per share compared to GAAP Net Income of $13.1 million, or $0.81 per share for the prior year. Non-GAAP Adjusted Net Income attributable to Jamba, Inc.(5), was $1.8 million, or $0.12 per share compared to $1.6 million, or $0.10 per share for the prior year period.

•	Adjusted EBITDA(6) was $4.1 million for the third quarter of 2016 and $4.0 million for the third quarter of 2015.

“While Q3 financial performance did not meet our expectations, we believe the positive gap to Knapp Track’s Fast Casual benchmark, in both Sales and Traffic, indicates the strength of the Jamba brand and signals the potential for growth”, said Dave Pace, President and Chief Executive Officer of Jamba, Inc.  “During the quarter we successfully relocated our support center to Frisco, Texas, made several key strategic decisions that will increase our focus on core stores, and our newly formed leadership team has quickly rallied to build a thoughtful approach to our 2017 operating plan aligned with our five strategies for growth. I remain optimistic about our brand and future performance.”

Third Quarter Fiscal 2016 Results

Revenue

The Company ended the third quarter of 2016 with a total of 69 company locations and 827 franchise locations, as a result of the completion of the Company’s shift to an asset light franchise business model through a refranchising initiative during 2015 that included the sale of 179 company locations. Direct comparisons of financial results to the prior year are skewed due to the significant number of company locations that were sold during 2015.

For the Company’s fiscal quarter ended September 27, 2016, total revenue decreased 37.9% to $22.1 million from $35.5 million for the fiscal quarter ended September 29, 2015. The decrease is primarily due to the reduction in the number of Company-owned stores pursuant to the Company’s refranchising strategy and by a decrease in Company-owned comparable store sales(1) of 0.8% was primarily due to an increase in average check of approximately 90 basis points offset by a decrease in transaction count of approximately 180 basis points.

Franchise and other revenue increased 5.9% to $7.7 million for the quarter from $7.3 million in the prior year period. Franchise revenue increased to $6.2 million from $5.3 million in the prior year period, primarily due to the increase in royalties associated with the net increase in the number of franchise stores both domestically and internationally partially offset by a decrease of Franchise-operated comparable store sales(1) of 1.1%. Other revenue, which includes JambaGO® and CPG, was $1.5 million in the third quarter of 2016 compared to $2.0 million in the third quarter of 2015.

Loss from Operations

Loss from Operations was $(2.0) million for the third quarter of 2016 compared to Income from Operations of $13.3 million for the third quarter of 2015. Non-GAAP Adjusted Income from Operations (5) which excludes gains and costs associated with refranchising, transition costs related to the relocation of the company’s corporate headquarters, and other non-recurring expenses was $2.7 million for the third quarter 2016, compared to $1.8 million in the prior year period.

Additional Reported Metrics

The Company will provide additional metrics to supplement the existing GAAP and Non-GAAP information. The Company believes these additional Non-GAAP metrics provide both management and investors with a more complete understanding of the underlying operating results and trends, and an enhanced overall understanding of the company’s financial performance. The additional metrics are:

•	New store openings, net of closures(2)
•	Domestic system-wide sales(3)
•	Blended royalty rate(4)

2016 Outlook

The Company expects to achieve the following results:

Metric	Prior Guidance	Revised Guidance
Total Revenue	$80 - $82 million	Approximately $78 million
Annual system-wide comparable sales (1)	Increase of 1 - 3%	Decline of approximately 1%
Domestic new store openings	75	Approximately 75
International new store openings	25	Approximately 20
Non-GAAP Adjusted G&A expense (5)	$24.3 million, exiting 2016 with a run rate of no more than $21.7 million	Approximately $22.5 million, exiting 2016 with a run rate of no more than $21.7 million
Non-GAAP Adjusted EBITDA (6)	$12 - $13 million	Approximately $10.5 million

Selected 2017 Preliminary Financial Outlook

The Company has provided the following preliminary outlook for fiscal 2017. The outlook incorporates the strategic exit of the JambaGO® business. The Company will provide subsequent updates as other strategic actions are executed.

Metric	Preliminary Guidance
Total Revenue	$78 - $80 million
Annual system-wide comparable sales (1)	Increase of 2 - 4%
New Store Openings	Approximately 110 new store openings; Approximately 65 openings, net of closures (2)
Non-GAAP Adjusted G&A expense (5)	Approximately $21 million, exiting 2017 with a run rate of no more than $20 million
Non-GAAP Adjusted EBITDA (6)	$14 - $16 million
Non-GAAP Adjusted EBITDA (6) Margin	Approximately 19%

Fiscal 2017 is a 52-week fiscal year as compared to the 53 week 2016 fiscal year.

Guidance Policy

The Company provides guidance as it relates to certain key financial metrics, and will only provide updates if there is a material change versus the previously communicated guidance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

JambaGO® Exit

On October 5, 2016, the Company announced that after a detailed analysis of the performance and potential of JambaGO®, that we would be managing a controlled exit to be substantially completed by the end of 2016. JambaGO® was performing below expectations and declining across several key metrics. As a result of our analysis, we anticipated that these numbers would continue to decline into 2017 under current operating conditions, contributing to our decision to exit this line of business. We will manage a controlled exit to cease operations, and return and or de-image the equipment currently placed in market. We anticipate a cash charge of up to $2.2 million and a non-cash charge of up to $2.3 million in the fourth quarter of 2016, related to the exit of JambaGO®.

Credit Agreement

On November 3, 2016, the Company entered into a credit agreement with Cadence Bank, NA (“New Credit Agreement”). The New Credit Agreement provides an aggregate principal amount of up to $10.0 million. The credit facility also allows us to request an additional $5.0 million for an aggregate principal amount of up to $15.0 million. The New Credit Agreement accrues interest at a per annum rate equal to the LIBOR rate plus 2.50%. The New Credit Agreement contains customary affirmative and negative covenants and has a five year term. The Company’s prior credit agreement expired on July 22, 2016 with no amounts drawn on the credit facility since its inception.

Conference Call

A conference call to review the third quarter 2016 results will be held today, November 4, 2016 at 8:30 a.m. ET. The call can be accessed from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com. The conference call can also be accessed live over the phone by dialing (877) 407-3982 or for international callers by dialing (201) 493-6780. A replay will be available at 11:30 a.m. ET and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 13646201. The replay will be available until November 25, 2016.

Inducement Grants

The Company today announced effective November 9, 2016, it has granted an award of 5,000 nonqualified stock options to a non-executive employee to purchase shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant, vesting annually over four years subject to continued employment with the Company and/or its affiliates. The grant was made as an inducement that was a material component of such person’s compensation and subsequent acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4) approved by the Compensation and Executive Development Committee of the Company’s board of directors.

About Jamba, Inc.

Jamba, Inc., owns and franchises Jamba Juice® stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you, specialty beverage and food offerings, which include great tasting, whole fruit smoothies, fresh-squeezed juices and juice blends, and a variety of food items including, hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, Energy Bowls™, baked goods and snacks. As of September 27, 2016, there were 896 store locations globally. There were 69 Company-owned and operated stores and 759 Franchise-operated stores in the United States, and 68 Franchise-operated international stores. Jamba Juice Company expanded the Jamba® brand by direct selling of consumer packaged goods (“CPG”) and licensing its trademarks. CPG products for at-home enjoyment are also available online, through select retailers across the nation and in Jamba® outlets in the United States.

Fans of Jamba Juice® can find out more about Jamba Juice's locations as well as specific offerings and promotions by visiting the Jamba Juice website at www.jambajuice.com or by contacting Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement, including each of the statements made above under “2016 Outlook” and “Selected 2017 Preliminary Financial Outlook”.  Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC.  Many of such factors relate to events and circumstances that are beyond the Company’s control.  You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in Footnotes below. The Company is unable to provide a quantitative reconciliation of its forward-looking estimate of Non-GAAP Adjusted G&A, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin to forward-looking estimates of G&A or net income because certain information needed to make a reasonable forward-looking estimate of G&A or net income for the full fiscal year 2016 is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of the Company's control.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

 (1) Comparable store sales are calculated using sales of Jamba Juice® stores opened more than one full year. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees and do not include International Stores, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and Franchise-operated stores, as reported by our franchisees, which are included in our store base. System-wide comparable store sales do not include International Stores and JambaGO® locations. Company Store comparable sales represents the change in year-over-year sales for all Company Stores opened for at least one full year. Franchise Store comparable sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Franchise Stores opened for at least one full year, as reported by franchisees and excludes International Stores. System-wide comparable store sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Company and Franchise Stores opened for at least one full year and is based on sales by both company-owned and domestic franchise-operated stores, as reported by franchisees, which are in the store base. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and System-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, Franchise-operated comparable store sales and System-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and Franchise-operated stores.

(2) New store openings, net of closures is defined as the count of new store openings, minus the count of store closures

(3) Domestic system-wide sales are neither required by, nor presented in accordance with GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from domestic franchised stores. Our total revenue in our consolidated statements of operations is limited to company-operated store revenue, franchise revenue from our franchisees, and other revenue. Accordingly, domestic system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that domestic system-wide sales are an important figure for investors, because they are widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration. We have included a reconciliation of domestic system-wide sales to total revenue.

(4) Blended Royalty Rate is defined as total royalty dollars divided by total franchise sales dollars, as reported by franchisees

(5) Non-GAAP Adjusted Net Income attributable to Jamba, Inc. is calculated as net income (loss) attributable to Jamba, Inc. as determined in accordance with GAAP excluding the cost items as specifically identified in the non-GAAP reconciliation schedules set forth below associated with the Company’s transition costs related to the Company’s move to outsource specified services to Capgemini, refranchise and severance costs associated with the move to an asset-light business model, charges related to the executive organization changes, costs due to the Company’s corporate office relocation to Frisco, Texas, other non-recurring general and administrative expense, impairment expense and the gain associated with refranchising. Non-GAAP Adjusted General and Administration Expense is calculated as general and administration expense in accordance with GAAP excluding the portion of such transitional costs in general and administration expenses for the fiscal year. The Company believes that net income attributable to Jamba, Inc. and general and administration expense adjusted to exclude the costs of such items is a helpful indicator of the Company's operating performance in that it shows the net gain/loss without the impact of what the Company believes to be upfront transitional costs. Management does not believe such costs are reflective of the Company's ongoing performance and accordingly excludes those items from Non-GAAP Adjusted Net Income attributable to Jamba, Inc. and Non-GAAP Adjusted General and Administration Expense. Non-GAAP Adjusted Income from Operations is calculated as income (loss) from operations as determined in accordance with GAAP excluding the cost items as specifically identified in the non-GAAP reconciliation schedules set forth below associated with the Company’s transition costs related to the Company’s move to outsource specified services to Capgemini, refranchise and severance costs associated with the move to an asset-light business model, charges related to the executive organization changes, costs due to the Company’s corporate office relocation to Frisco, Texas, other non-recurring general and administrative expense, impairment expense and the gain associated with refranchising.

(6) The Company used the non-GAAP financial measure of Adjusted EBITDA in its statements made in this release and believes that these are useful in measuring the operating performance of the Company. Adjusted EBITDA is equal to net income, adjusted for: (a) the Company’s legal and transition costs related to the Company’s move to outsource specified services to Capgemini and the move to an asset-light business model; (b) the Company’s corporate office relocation to Frisco, Texas, (c) gain from disposal of assets relating to refranchising; (d) depreciation and amortization; (e) interest income; (f) interest expense; (g) income taxes; (h) impairment expense; and (i) stock based compensation expense. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by Total Revenue.

Contact:

Investor Relations

Dara Dierks

646-277-1212

investors@jambajuice.com

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	13-Week Period Ended		39-Week Period Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Revenue:
Company stores	$14,350	$28,213	$40,177	$124,301
Franchise and other revenue	7,711	7,284	22,178	17,826

Total revenue	22,061	35,497	62,355	142,127

Costs and operating expenses:
Cost of sales	3,437	6,626	9,720	30,507
Labor	4,644	8,843	13,470	39,807
Occupancy	1,879	3,980	5,815	16,946
Store operating	2,381	5,901	7,015	21,994
Depreciation and amortization (1)	1,068	1,143	4,244	4,360
General and administrative	9,699	9,003	26,732	26,393
Loss (gain) on disposal of assets	204	(16,076)	501	(21,334)
Store pre-opening	210	287	860	475
Impairment of long-lived assets	229	1,907	356	2,202
Store lease termination and closure costs	178	207	242	269
Other operating, net (1)	104	375	620	2,414

Total costs and operating expenses	24,033	22,196	69,575	124,033

(Loss) Income from operations	(1,972)	13,301	(7,220)	18,094

Other income (expense), net:
Interest income	50	49	195	78
Interest expense	(51)	(53)	(169)	(162)

Total other income (expense), net	(1)	(4)	26	(84)

(Loss) Income before income taxes	(1,973)	13,297	(7,194)	18,010
Income tax benefit (expense)	9	(194)	(69)	(277)

Net (loss) income	(1,964)	13,103	(7,263)	17,733
Less: Net income attributable to noncontrolling interest	-	-	-	52

Net (loss) income attributable to Jamba, Inc.	$(1,964)	$13,103	$(7,263)	$17,681

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,292,699	15,808,680	15,181,695	16,084,411
Diluted	15,292,699	16,214,943	15,181,695	16,558,680

Net (loss) earnings per share attributable to common stockholders attributable to Jamba, Inc.:
Basic	$(0.13)	$0.83	$(0.48)	$1.10
Diluted	$(0.13)	$0.81	$(0.48)	$1.07

(1)    Amounts include a correction of an immaterial prior period adjustment related to amounts included in depreciation expense and other operating, net, of $0.6 million and $0.3 million, respectively, in the 13-week and 39-week periods ending September 27, 2016.

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	September 27,	December 29,
	2016	2015
(Dollars in thousands, except share and per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$14,257	$19,730
Receivables, net of allowances of $427 and $618	11,705	16,932
Inventories	630	818
Prepaid expenses and other current assets	4,909	6,533

Total current assets	31,501	44,013
Property, fixtures and equipment, net of accumulated depreciation
of $38,395 and $36,815	19,114	18,744
Goodwill	1,184	1,184
Trademarks and other intangible assets, net of accumulated amortization	1,359	1,464
of $2,580 and $2,527
Other long-term assets	3,197	4,211

Total assets	$56,355	$69,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,158	$3,815
Accrued compensation and benefits	3,623	3,788
Workers’ compensation and health insurance reserves	647	633
Accrued jambacard liability	23,713	29,306
Accrued expenses	10,176	9,977
Other current liabilities	8,139	8,116

Total current liabilities	48,456	55,635
Deferred rent and other long-term liabilities	7,185	8,990

Total liabilities	55,641	64,625

Commitments and contingencies (Note 9)

Stockholders’ equity:
Common stock, $0.001 par value—30,000,000 shares authorized; 18,187,950 and 15,329,133 shares issued and outstanding, respectively, at September 27, 2016, and 17,938,820 and 15,080,003 shares issued and outstanding, respectively, at December 29, 2015	18	18
Additional paid-in capital	406,591	403,605
Treasury shares, at cost	(40,009)	(40,009)
Accumulated deficit	(365,886)	(358,623)

Total stockholders’ equity	714	4,991

Total liabilities and stockholders’ equity	$56,355	$69,616

JAMBA, INC.

(Unaudited)

STORE COUNT

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the 39 -Week Period Ended September 27, 2016
At December 29, 2015	70	748	75	893
Opened	2	36	10	48
Acquired	-	-	-	-
Closed	(3)	(25)	(17)	(45)
Refranchised	-	-	-	-
At September 27, 2016	69	759	68	896

For the 39-Week Period Ended September 29, 2015
At December 30, 2014	263	543	62	868
Opened	-	31	15	46
Acquired	-	163	-	163
Closed	(6)	(17)	(7)	(30)
Refranchised	(163)	-	-	(163)
At September 29, 2015	94	720	70	884

COMPARABLE STORE SALES

	13 Week Period Ended		39 Week Period Ended
Increase/(Decrease)	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015

Percentage Change in Comparable store sales
Company stores	(0.8%)	6.6%	1.6%	1.1%
Franchise stores	(1.1%)	5.3%	0.2%	2.5%
System-wide	(1.1%)	5.6%	0.4%	2.0%

Percentage Change in Comparable Company store sales
Traffic effect	(1.8%)	(0.8%)	(1.6%)	(4.4%)
Average check effect	0.9%	7.4%	3.2%	5.5%
Total Comparable Company store sales	(0.8%)	6.6%	1.6%	1.1%

JAMBA, INC.

(Unaudited)

REVENUE

REVENUE
	13 Week Period Ended		39 Week Period Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015
Revenue (in thousands):
Company stores	$14,350	$28,213	$40,177	$124,301
Franchise revenue	6,220	5,323	18,142	13,380
Other revenue	1,491	1,961	4,036	4,446
Total revenue	$22,061	$35,497	$62,355	$142,127

JAMBA, INC.

(Unaudited)

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA

	13 Week Period Ended		39 Week Period Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015

Net Loss (in thousands)	$(1,964)	$13,103	$(7,263)	$17,681
Adjustments related to gains and transitional costs	4,347	(11,490)	9,816	(14,543)
Depreciation and amortization	1,068	1,143	4,244	4,360
Interest income	(50)	(49)	(195)	(78)
Interest expense	51	53	169	162
Income taxes	(9)	194	69	277
Stock based compensation	668	1,007	2,366	3,633
NON-GAAP Adjusted EBITDA	$4,111	$3,961	$9,206	$11,492

JAMBA, INC.

(Unaudited)

RECONCILIATION OF LOSS FROM OPERATIONS TO NON-GAAP ADJUSTED INCOME FROM OPERATIONS

	13 Week Period Ended		39 Week Period Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015

Net loss from operations (in thousands)	$(1,972)	$13,301	$(7,220)	$18,094
Adjustments related to gains and transitional costs	4,347	(11,490)	9,816	(14,543)
Adjustment for Prior period Depreciation (1)	(569)	-	(569)	-
Non-GAAP Adjusted income from operations	$1,806	$1,811	$2,027	$3,551

(1)    Correction of an immaterial prior period adjustment related to amounts included in depreciation expense of $0.6 million  in the 13-week and 39-week periods ending September 27, 2016.

JAMBA, INC.

(Unaudited)

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE

	13 Week Period Ended		39 Week Period Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015

Net loss attributable to Jamba, Inc (in thousands)	$(1,964)	$13,103	$(7,263)	$17,681
Adjustments related to gains and transitional costs	4,347	(11,490)	9,816	(14,543)
Adjustment for Prior period Depreciation (1)	(569)	-	(569)	-
Non-GAAP Adjusted Net Income attributable to Jamba, Inc	$1,814	$1,613	$1,984	$3,138

Weighted-average shares used in computation of earnings per share attributable to Jamba, Inc.:
Basic	15,292,699	15,808,680	15,181,695	16,084,411
Diluted	15,292,699	16,214,943	15,181,695	16,558,680

Non-GAAP Adjusted Net Income Per Share
Basic	0.12	0.10	0.13	0.20
Diluted	0.12	0.10	0.13	0.19

(1)    Correction of an immaterial prior period adjustment related to amounts included in depreciation expense of $0.6 million  in the 13-week and 39-week periods ending September 27, 2016.

JAMBA, INC.

(Unaudited)

RECONCILIATION OF GENERAL AND ADMINISTRATIVE TO NON-GAAP ADJUSTED GENERAL AND ADMINISTRATIVE

	13 Week Period Ended		39 Week Period Ended
	September 27, 2016	September 29, 2015	September 27, 2016	September 29, 2015

General and Administrative (in thousands)	$9,699	$9,003	$26,732	$26,393
Adjustments related to transitional costs and non-recurring expenses	(4,418)	(1,712)	(4,418)	(3,004)
Non-GAAP Adjusted General and Administrative	$5,281	$7,291	$22,314	$23,389

JAMBA, INC.

(Unaudited)

RECONCILIATION OF NON-GAAP DOMESTIC SYSTEM-WIDE SALES

	13-Week Period Ended
	September 27, 2016	September 29, 2015

Total Revenue (in thousands)	$22,061	$35,497
Franchise and Other Revenue	(7,711)	(7,284)
Domestic Franchise Sales	118,568	104,711
Non-GAAP Domestic system-wide sales	$132,918	$132,924